Exhibit 99.1

Pro-Pharmaceuticals Reports Third Quarter Results

Newton, Mass. (November 22, 2004) — Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate compounds that enable the targeted delivery of chemotherapy drugs to cancer cells, today reported its results for the three and nine months ended September 30, 2004.

For the three months ended September 30, 2004, the Company reported a net loss of $1,763,000, or $0.07 per share, compared with a net loss of $1,382,000, or $0.06 per share, for the same period in 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $5,022,000, or $0.20 per share, compared with a net loss of $3,302,000, or $0.16 per share, for the same period in 2003.

Our cash position at September 30 was approximately $12,450,000, which we believe will be sufficient to enable us to meet our financial and operating obligations through at least March 31, 2006.

Research and development expenses for the three months ended September 30, 2004, were $666,000 or 47% higher than the $454,000 incurred in the same period in 2003. The increased expense primarily represents pre-clinical, drug manufacturing and contract research organization (CRO) costs for the Phase II clinical trial. General and administrative expenses for the three months ended September 30, 2004, were $1,133,000 or 20% higher than the $946,000 during the same period last year. The increased expense primarily represents higher legal fees.

Research and development expenses for the nine months ended September 30, 2004, were $2,039,000 or 62% higher than the $1,256,000 incurred during the same period in 2003. The increased expense primarily reflects a full nine months of Phase I clinical trial, as well as pre-clinical, drug manufacturing and CRO expenses for the Phase II clinical trial. General and administrative expenses during the nine months of 2004 were $3,070,000 or 47% higher than the $2,083,000 during the same period in 2003. The increased expense was primarily due to higher legal fees, principally related to ongoing litigation.

“The Company continues to make good progress,” said David Platt, Ph.D., President & CEO of Pro-Pharmaceuticals. “We reported positive interim Phase I results that suggest DAVANAT® and DAVANAT/5-FU are well tolerated, and more recently, we announced that a number of patients are receiving additional cycles (3, 4, 5 & 6) of DAVANAT combined with 5-Fluorouracil (5-FU) chemotherapy drug. Our Phase I study is in its sixth and final cohort and is expected to evaluate 32 patients, all with solid tumors. We expect to complete the trial by year-end and publish its results early next year. Our Phase II trial will basically be a continuation of the same protocol used in the sixth cohort of our Phase I trial.

“Recently, we formed a Medical Advisory Board to assist the Company with the development of our current and planned clinical programs, raised funds to initiate additional clinical trials, and retained the services of Hanify & King’s Life Sciences Group to help with potential collaborations. Our expertise and focus is in drug development,” stated Dr. Platt.

About DAVANAT®

DAVANAT is a proprietary polysaccharide that enables the targeted delivery of chemotherapy drugs to protein receptors (lectins) that are unique to cancer cells.

Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is a drug development company commercializing a new generation of anti-cancer treatments using carbohydrate compounds to Glyco-Upgrade™ the safety and efficacy of

FDA-approved chemotherapy drugs. Founded in 2000 and headquartered in Newton, Mass., the Company is a leader in the use of structure-based drug design, an approach to drug discovery that integrates advanced biology and chemistry. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this press release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because of uncertainties and risks facing the Company, many of which are outside of the Company’s control, future events could cause actual results to differ materially from those indicated by such statements. More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company’s views as of the date of this press release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. Glyco-Upgrade is a trademark of Pro-Pharmaceuticals.